UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report:  May 24, 2007
(Date of earliest event reported)

Hawk Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-13797	34-1608156
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Public Square, Suite 1500, Cleveland, Ohio44114
(Address of principal executive offices including zip code)

(216) 861-3553
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events

On May 24, 2007, the Securities and Exchange Commission (the “SEC”) provided Hawk Corporation with a formal order of private investigation that relates to the previously-disclosed informal inquiry commenced by the SEC.  The investigation concerns activity from June 2006 to the present involving (1) Hawk’s preparations for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, (2) the maintenance, and evaluation of the effectiveness, by Hawk of disclosure controls and procedures and internal controls over financial reporting, (3) transactions in Hawk’s common stock by a stockholder that is not affiliated with Hawk, including the impact of those transactions on when Hawk would be required to comply with Section 404, (4) the calculation of the amount of Hawk common stock held by non-affiliates and the effect of the calculation on when Hawk would be required to comply with Section 404, (5) communications between Hawk and third parties regarding Section 404 compliance and (6) Hawk’s periodic disclosure requirements related to the foregoing.    Hawk has cooperated fully with the informal inquiry and intends to continue to cooperate fully with the formal investigation.

As previously disclosed, Hawk has also been contacted by the U.S. Department of Justice in Cleveland, Ohio in connection with the Department’s related investigation.

Hawk has no reason to believe that the SEC and DOJ investigations will result in any restatement of Hawk’s financial statements for any period.

Responding to the formal order of investigation could require significant diversion of management’s attention and resources.  Although Hawk believes that insurance proceeds are available for its defense, Hawk may continue to incur additional expenses related to the SEC and investigations and the expenses may be substantial, including indemnification costs for which Hawk may be responsible.  Any adverse development in connection with the SEC or DOJ investigations could adversely impact Hawk’s business and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWK CORPORATION

Date: May 30, 2007	By:	/s/ Thomas A. Gilbride
Thomas A. Gilbride
Vice President - Finance and Treasurer